Exhibit 99

     Viad Corp Provides 2005 Outlook at Investor/Analyst Meeting

    PHOENIX--(BUSINESS WIRE)--Dec. 16, 2004--Viad Corp (NYSE:VVI) today will discuss the company's outlook for 2005 during an investor/analyst meeting. Viad provides the following guidance for 2005:

    -- Full-year income per diluted share is expected to be in the range of $1.23 to $1.36 for 2005. This compares favorably to the company's 2004 guidance of $1.04 to $1.10 per diluted share of income before impairment losses. Improvements are expected in all of Viad's operating segments.

    -- 2005 first quarter income per diluted share is expected to be in the range of $0.50 to $0.58. The increase from first quarter 2004 income per diluted share of $0.35 is expected to be driven by positive show rotation at GES, mainly from CONEXPO-CON/AGG, and operating income improvements at Exhibitgroup/Giltspur.

    -- Show rotation is also expected to impact second and third quarter results. Viad expects to benefit from positive show rotation in the second quarter as a European air show serviced by Exhibitgroup rotates in. This air show occurred in the third quarter of 2004. Show rotation for GES is expected to be relatively flat in the second quarter and negative in the third quarter as several large shows rotate out.

    Conference Call and Webcast

    The investor/analyst meeting will commence today at 9 a.m. (EST). To join the live conference call, dial (800) 289-0569 or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time.
    Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward-Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, and the realization of restructuring cost savings. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.

    CONTACT: Viad Corp
             Carrie Long, 602-207-2681 (Investor Relations) clong@viad.com